EXHIBIT 99.1
                                                                    ------------


                             Trenwick Group Limited
                                   Crown House
                               4 Par-La-Ville Road
                                 Hamilton HM 08
                                     Bermuda



30 March 2005

Dear Trenwick Group Limited Shareholder:

We wanted to share with you a status report of the affairs of the Company following a number of recent queries from shareholders.

COMPANY BACKGROUND

The Company is subject to winding-up (liquidation) proceedings in the Supreme Court of Bermuda ("Bermuda Court") in which joint provisional liquidators have been appointed (the "provisional liquidation"). Accordingly, the Company is acting by, and under the control of, its joint provisional liquidators, Michael Morrison, of KPMG Financial Advisory Services Limited in Bermuda, and John Wardrop, of KPMG LLP in England ("the Joint Provisional Liquidators"). The provisional liquidators were appointed to the Company and the Company's subsidiary company, LaSalle Re Holdings Limited ("LSRH") on August 22, 2003 by order of the Bermuda Court.

The Company and LSRH were subject to the provisional liquidation proceedings in parallel with proceedings under Chapter 11 of the United States Bankruptcy Code (the "Chapter 11 proceedings") in the United States Bankruptcy Court for the District of Delaware. The debtor companies seeking restructuring by Chapter 11 proceedings were the Company, LSRH and Trenwick America Corporation (together, the "Trenwick Debtors"). Trenwick America Corporation is the Delaware holding company through which the U.S. domiciled insurance business of the group of companies, of which the Company is the ultimate holding company ("the Trenwick Group"), is conducted.

The Bermuda Court appointed the Joint Provisional Liquidators for the Company and LSRH to perform an oversight role, while the Boards of Directors of the Company and LSRH remained in control of their business and affairs and sought to achieve the restructuring.

FINANCIAL BACKGROUND

The Trenwick Debtors' financial condition deteriorated rapidly in the years preceding the filings, largely as a result of significant adverse loss reserve developments at their operating insurance subsidiaries that prevented further dividend payments to the Trenwick Debtors.


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In the first few months of provisional liquidation and the Chapter 11 proceedings, the efforts toward the restructuring included the sale of certain operations of the Trenwick Debtors. Thereafter, the Chapter 11 proceedings resulted in a plan of reorganization for Trenwick America Corporation (the "Plan"), but not for the Company or LSRH. The United States Bankruptcy Court ("the Bankruptcy Court") confirmed the Plan on October 27, 2004. On that same date, the Bankruptcy Court also dismissed the Chapter 11 proceedings against the Company and LSRH, conditional upon the granting of an order of the Bermuda Court extending the powers of the Joint Provisional Liquidators.

The Bermuda Court entered that order on November 19, 2004 (the "November Order"). The November Order had the effect of substantially terminating the power of the directors and extending the Joint Provisional Liquidators' powers from that of oversight of the restructuring to full powers of control over the Company and LSRH.

CURRENT POSITION

The provisional liquidation is being continued, with the agreement of the Bermuda Court, until the Plan has reached its effective date to ensure the preservation of certain tax losses within the Trenwick Group: the Bermuda Court, however, must remain satisfied that it is in the interests of the creditors of the Company for the provisional liquidation to continue. Once the Plan has reached its effective date, or before that date at the sole discretion of the Bermuda Court, the Bermuda Court is likely to enter a winding-up order against the Company and appoint one or more liquidators (who may be the Joint Provisional Liquidators). The function of the liquidators of the Company will be to realize the assets of the Company and ultimately to distribute the assets of the Company to its creditors and if any surplus remains, distribute to equity security holders.

MAJOR ASSETS

The timing of the closure of the eventual liquidation of the Company is dependent on the realization of its assets, the principal asset being its holding in LSRH whose principal asset in turn is its subsidiary LaSalle Re Ltd. LaSalle Re Ltd. is an insurance company in run-off. The orderly run-off of LaSalle Re Ltd. is likely to exceed five years and may exceed ten years, although this period may be shortened if a compromise can be reached with the creditors of LaSalle Re Ltd. LaSalle Re Ltd. also has an economic interest in former subsidiaries underwriting at Lloyd's of London. LSRH is unlikely to receive dividends, prior to a liquidating distribution, from LaSalle Re Ltd., due to regulatory non-compliance of LaSalle Re Ltd. The Company would only receive dividends from LSRH should there be any surplus funds following payment in full of liquidation expenses, secured and unsecured creditors, and preference shareholders of LSRH. The liquidation of the Company would not be completed until all possible realizations from LaSalle Re Ltd. and other subsidiaries had been received, or all creditors had been paid in full if that occurred earlier.

There is potential for an asset realization to the Company from the Plan via a claim which the Company's subsidiary, Trenwick (Barbados) Ltd, has against Trenwick America Corporation. The Joint Provisional Liquidators are aware that negotiations as to how this claim is structured are ongoing.

The Joint Provisional Liquidators have received expressions of interest, but no firm offers, by certain third parties in purchasing LaSalle Re Ltd. If and where appropriate, the Joint Provisional Liquidators may from time to time in the ordinary course of their duties conduct meetings with, or otherwise respond to offers made by such third parties.

It should be noted that the Company does not have any unencumbered cash assets.

MAJOR LIABILITIES - CREDITORS

Through guarantees and pledges issued, a group of banks which provided letters of credit to support Trenwick's underwriting at Lloyd's of London will be secured creditors of the Company and LSRH, in the likely event that the letters of credit are drawn down. The Joint Provisional Liquidators understand that the group of banks hold security over the shares of LaSalle Re Ltd., which they could enforce, which may result in dividends not flowing to LSRH. The Joint Provisional Liquidators understand that the value of the debts due to those banks is likely to exceed any value realised from LaSalle Re Ltd. and/or other subsidiaries.

MAJOR LIABILITIES - PREFERRED SHARES

In addition, the Joint Provisional Liquidators are aware that LSRH Series A Preferred Shares carry a preference dividend on a liquidation of $25 per share, as well as accrued but unpaid dividends being payable on a liquidation in preference to payments to other shareholders. These amounts are only payable to the extent that there are any assets remaining after the expenses of the liquidation and all secured and unsecured creditors of LSRH (including the letter of credit banks) have been paid in full.

The Joint Provisional Liquidators also understand, should there be any available funds available for distribution to shareholders of the Company in a liquidation, that preference shareholders of the Company would be entitled to a liquidating distribution, in priority to common shareholders of the Company.

PROSPECTS FOR HOLDERS OF COMMON SHARES OF THE COMPANY

Based on what the Joint Provisional Liquidators have learned in their limited role to date, and without conducting any investigation into the issue, it appears unlikely to the Joint Provisional Liquidators that the holders of the Company's common shares will receive any distribution from the eventual liquidation of the Company.

DUTIES OF THE JOINT PROVISIONAL LIQUIDATORS/LIQUIDATORS

Shareholders of the Company should note that the primary duty of the Joint Provisional Liquidators is to its creditors. Should a liquidator(s) be appointed by the Bermuda Court, this liquidator(s) would also have a primary duty to the Company's creditors.


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FUTURE REPORTING

We intend to limit the Company's public announcements in the future to material events relating to the Company's winding-up (liquidation) proceedings in Bermuda. We intend to disclose any such event to the public by filing with the US Securities and Exchange Commission (SEC) a current report on Form 8-K. Subject to the resources available to the Company, we expect to report on the status of the Company's affairs at least annually. Reports on the Company's affairs will not be mailed to shareholders of the Company in the future, unless we are required to do so or unless we believe, in our sole judgment, that it is in the best interest of the Company's shareholders.
The Company's current reports on Form 8-K are available free of charge at the SEC's website WWW.SEC.GOV.

We hope that the background provided in this letter will be useful to you.

                                      Sincerely,


                                      By: /s/  Michael Morrison
                                          -----------------------------------
                                          Name:  Michael Morrison
                                          Title: Joint Provisional Liquidator



                                      By: /s/ John Wardrop
                                          -----------------------------------
                                          Name:  John Wardrop
                                          Title: Joint Provisional Liquidator